Exhibit 99.1

For more information, contact:

Rob Seim	Deborah J. Reinert
Chief Financial Officer	Omnicell, Inc.
1-800-850-6664, ext. 6478	(650) 251-6403
robs@omnicell.com	deborahr@omnicell.com

OMNICELL ANNOUNCES AGREEMENT TO ACQUIRE RIOUX VISION, INC.

MOUNTAIN VIEW, Calif., – November 30, 2007 – Omnicell, Inc. (NASDAQ: OMCL), a leading provider of system solutions to acute healthcare facilities, today announced that it has entered into a definitive agreement to acquire Rioux Vision, Inc. in an all cash transaction valued at approximately $26 million, subject to adjustment.  Rioux Vision designs and manufactures mobile cart technology that brings quality healthcare to the bedside through a point-of-care medication management process.  Rioux Vision is a privately-held company based in Elgin, S.C. and has approximately 60 employees.

Rioux Vision mobile cart technologies, such as the recently announced RIO™ product, are fully-integrated into the bedside point-of-care environment, enabling nurses to have easy access to patient records and electronically integrate the process of record keeping into the patient care process. The RIO™ product offers a removable medication distribution cart option and features multiple drawer configurations.  The system also features a removable, exchangeable power management system and software.

“We are excited to add mobile cart technology to our extensive line of medication-use systems. Mobile technology will enable clinicians to increase their productivity and the accuracy of their record keeping, which further leads to improved patient care,” said Randall A. Lipps, chairman, president & CEO, Omnicell.  “We look forward to welcoming Rioux Vision employees and we continue to focus on delivering the best customer experience in healthcare to help our customers continually improve patient safety.”

Under terms of the agreement, Omnicell will acquire 100% of the outstanding shares of Rioux Vision, which will become a wholly-owned subsidiary of Omnicell.   The transaction is expected to generate additional revenue growth of approximately 5%-6% in 2008.  During 2008, as Omnicell incurs the expenses of integrating the Rioux Vision product line with the Omnicell suite of medication management software, Omnicell expects the results of the transaction to be dilutive to earnings by approximately $0.05 per share.  In 2009, after the Rioux Vision product line is fully integrated with the Omnicell line, Omnicell expects the transaction to become accretive.  Closing of the transaction is expected to occur in the current quarter ending December 31, 2007, subject to the satisfaction of customary closing conditions.

For more information:

Omnicell will hold a conference call regarding this announcement on Monday, December 3, 2007 at 5:30 a.m. PST.  To join the call dial: 888-803-5209 within the U.S. or 1-706-679-1978 for all other locations.  The conference call ID is: 26416493.

Internet users can access the call at: www.omnicell.com.   A replay of the call will be available Monday at approximately 9:00 a.m. PDT and will be available for one week or until December 6.  The replay access numbers are 1-800-642-1687 within the U.S. and

1-706-645-9291 for all other locations, pass code 26416493#.

Forward Looking Statements

To the extent any statements contained in this press release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement.  Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the transaction’s effect on Omnicell’s financial results, Omnicell’s ability to successfully integrate Rioux Vision’s product lines, business or employees into Omnicell’s business, and the perceived value of the Rioux Vision technology to Omnicell’s customers.  Prospective investors are cautioned not to place undue reliance on forward-looking statements.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy smart inventory carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Our supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, catheter lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

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